EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Check Point Software Technologies Ltd.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Check Point Software Technologies Ltd. (the “Company”), pertaining to the Check Point Software Technologies Ltd. Employee Stock Purchase Plan, as amended and restated, of our report dated April 24, 2015 with respect to the consolidated balance sheets of the Company and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income and changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 Annual Report on Form 20-F of the Company, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer
KOST, FORER, GABBAY & KASIERER
A Member of EY Global

Tel-Aviv, Israel
October 7, 2015